Exhibit 3.1

DEERFIELD TRIARC CAPITAL CORP.

ARTICLES OF AMENDMENT

          Deerfield Triarc Capital Corp., a Maryland corporation (hereinafter called “the Corporation”), having its principal office located at 11 East Chase Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                    FIRST: The Corporation desires to amend its charter by striking in its entirety all of Article Second of its Articles of Incorporation and by substituting in lieu thereof the following:

                    “ARTICLE SECOND: The name of the corporation (which is hereinafter called the “Corporation” is:

Deerfield Capital Corp.

                    SECOND: The foregoing amendment to the charter of the Corporation has been approved by at least a majority of the Board of Directors at a meeting held on December 18, 2007 and is limited to a change of name permitted by Section 2-605(a) of the Maryland General Corporation Law.

                    THIRD: The foregoing amendment to the Charter of the Corporation shall become effective at 9:00 a.m. EST on December 24, 2007.

          IN WITNESS WHEREOF, DEERFIELD TRIARC CAPITAL CORP. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Interim Chairman and witnessed and attested by its Secretary on this 21st day of December, 2007, and the undersigned acknowledges the same to be the act of said Corporation, and that to the best of his knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	DEERFIELD TRIARC CAPITAL CORP.

/s/ Frederick White	By: /s/ Peter Rothschild (SEAL)
Secretary	Interim Chairman